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                                                                    Exhibit 99.1
                                                                    ------------


              PixTech Completes Acquisition of Display Division
                       Assets of Micron Technology, Inc.

              Micron Technology Now a 32% Shareholder of PixTech

     BOISE, Idaho, May 19 /PRNewswire/ -- PixTech, Inc. (Nasdaq: PIXT) today announced the closing of PixTech's acquisition of substantially all the assets of Micron's Field Emission Display Division located in Boise, Idaho.

     Under the terms of the acquisition agreement, in exchange for the transfer of certain assets (including manufacturing equipment and $4.35 million in cash) and liabilities to PixTech, Micron received approximately 7.134 million shares of PixTech's Common Stock and warrants to purchase an additional 310,000 shares of PixTech's Common Stock at an exercise price of approximately $2.25. As a result of this transaction, Micron owns approximately 32% of PixTech's outstanding shares of Common Stock.

     The equipment acquired in the transaction has a net value of $24 million. As part of the acquisition, PixTech hired 40 Micron employees who will continue to work in the Boise facility. PixTech has also been granted a ten year, worldwide royalty-free license to Micron's FED related patents and patent applications.

     "We are pleased to be a shareholder in the new PixTech organization," said Steve Appleton, Chairman, CEO, and President of Micron Technology, Inc. "The resources PixTech has gained through this acquisition should give them the additional scale and talent needed to be successful. We look forward to working with the PixTech team as they continue advancing FED technology and products in the former Micron facility in Boise."

     "We are extremely excited to move to the next phase with Micron's Display Division. This acquisition is important to PixTech's future success and is designed to catapult our progress toward commercializing FED technology. Since we signed the agreement, we have worked closely to integrate the two teams. We have almost completed the move of our development team from Santa Clara to Boise, and the newly formed team is already making an immediate contribution to our development projects. We expect the new team in Boise to focus on our next generation color product and the expansion of our large display effort," said Dieter Mezger, President and CEO of PixTech.

     About PixTech, Inc.

     PixTech designs, develops and manufactures field emission displays (FEDs), a new type of flat-panel display. The Company operates a flat-panel display pilot manufacturing facility in Montpellier, France, and an R&D facility and sales office in Santa Clara, California. PixTech is currently developing high-volume manufacturing capabilities for its FEDs in Taiwan under a contract manufacturing arrangement with Unipac, a Taiwanese AM-LCD manufacturer. PixTech has also established a marketing partnership with Sumitomo Corporation, its exclusive distributor in Japan. More information is available from the Company's web site at www.pixtech.com.

     Statements that are not historical facts, including statements about PixTech's confidence and strategies, the development of new or existing products, technologies and opportunities, marked demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include but are not limited to, the risk associated with transitioning to high volume manufacturing of FED displays at Unipac, product demand and market acceptance risks, commitment of Unipac and/or of PixTech licensees, ability of the Company to grant other licenses under FED technology, validity and enforceability of PixTech's patent rights, infringement by PixTech of other patent rights, impact of competitive product and prices, product development, commercialization or technological delays or difficulties, trade, legal, social and economic risks detailed in PixTech's Securities and Exchange Commission filing including its form 10-K for the year 1998 and any subsequent filings.

SOURCE  PixTech, Inc.
     -0-                             05/19/99

     /CONTACT: Yves Morel, VP, Chief Financial Officer of PixTech, 33-0-4-42-29-10-00, or ymorel@pixtech.com; or Laurence Kipfer, investor relations, Actus Finance & Communication, 33-0-1-53-67-36-36, or lkipfer@actus.fr; or Lillian Armstrong, lillian@lhai-sf.com, or Kris Otridge, both of Lippert/Heilshorn & Associates, 415-433-3777/
     (PIXT)

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